EXHIBIT 99.5
RAVE RESTAURANT GROUP, INC.

Minimum of $1,000,000 and Maximum of $3,000,000 Aggregate Principal Amount of
4% Convertible Senior Notes Due 2022 par value $100
Offered Pursuant to Rights Distributed to Security Holders
[____________], 2017
To Our Clients:
Enclosed for your consideration are a Prospectus dated [__________], 2017 (the "Prospectus") and the "Instructions as to Use of Rights Certificates" relating to the offering (the "Rights Offering") by Rave Restaurant Group, Inc. (the "Company") of its 4% Convertible Senior Notes due 2022, par value $100 pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record of shares of its common stock, par value $0.01 per share (the "Common Stock"), at the close of business on December 21, 2016 (the "Record Date").  The Rights are described in the Prospectus.
In the Rights Offering, the Company is offering a minimum of $1,000,000 and a maximum of $3,000,000 aggregate principal amount of its 4% Convertible Senior Notes due 2022, par value $100 (the "Underlying Notes"), as described in the Prospectus.
The Rights will expire, if not exercised, at 5:00 p.m., Dallas, Texas time, on [___________], 2017, unless extended for up to 30 days in the sole discretion of the Company (as it may be extended, the "Expiration Date").
As described in the Prospectus, you have been issued 0.2817% of a Right for each share of Common Stock carried by us in your account as of the Record Date (i.e., one Right for each 355 shares), provided that the number of Rights has been rounded to the nearest whole number and no fractional Rights have been issued.
Each whole Right allows you to subscribe for one Note (the "Basic Subscription Privilege") at the par value of $100 each (the "Subscription Price").
In addition, each holder of Rights who exercises its Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription Privilege") at the Subscription Price for notes that are not otherwise purchased pursuant to the exercise of Rights by other holders of Rights under the Basic Subscription Privilege (the "Excess Notes"), subject to availability and proration as described below.  Excess Notes will be available for purchase pursuant to the Over-Subscription Privilege only to the extent that any Underlying Notes are not subscribed for pursuant to the Basic Subscription Privilege.  If there are not enough Excess Notes to satisfy all subscriptions made under the Over-Subscription Privilege, the Company will allocate the Excess Notes pro-rata (subject to the elimination of fractional shares) among those Rights holders who exercised their Over-Subscription Privileges, in proportion to the number of Underlying Notes each beneficial holder exercising the Over-Subscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro-rata allocation results in any Rights holder being allocated a greater number of Excess Notes than such holder subscribed for pursuant to the exercise of such holder's Over-Subscription Privilege, then such holder will be allocated only such number of Excess Notes as such holder subscribed for and the remaining Excess Notes will be allocated among all other holders exercising the Over-Subscription Privilege on the same pro-rata basis outlined above.  Such proration will be repeated until all Excess Notes have been allocated to the full extent of the Over-Subscription Privilege.  See "The Rights Offering—Subscription Rights—Over-Subscription Rights" in the Prospectus.

The Rights will be evidenced by non-transferable Rights certificates and will cease to have any value at the close of business on the Expiration Date.
The materials enclosed are being forwarded to you as the beneficial owner of Common Stock carried by us in your account but not registered in your name.  Exercises of Rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Notes to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.
Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Dallas, Texas time, on the Expiration Date. Once you have exercised your Basic Subscription Privilege and your Over-Subscription Privilege, your exercise may not be revoked.
If you wish to have us, on your behalf, exercise the Rights for any Underlying Notes or Excess Notes to which you are entitled, please so instruct us by completing, executing and returning to us the "Beneficial Owner Election Form" included herewith.
Any questions or requests for assistance concerning the Rights Offering should be directed to Securities Transfer Corporation, the Subscription Agent, at (469) 633-0101.